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Jeff Unger, Investor Relations
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Andrew Bard, Weber Shandwick
212-445-8368


   Casual Male Retail Group Reports Total Sales Increase of 23.3% and
         Comparable Store Sales Increase of 2.2% for December 2004

CANTON, MA, January 6, 2005 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big & Tall, Rochester Big & Tall, and the exclusive distributor and retailer of George Foreman's clothing collection, today announced its sales results for December 2004.

Casual Male reported that December sales results for the Casual Male Big & Tall stores, Rochester Big & Tall stores, catalog and e-commerce business, for the five week period ended January 1, 2005, increased 23.3% to $61.9 million from $50.2 million for the prior year's five week period ended January 3, 2004. Casual Male Retail Group, Inc. comparable store sales increased 2.2% in December and 4.4% for the first eleven months of fiscal 2004.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, London, England and Canada, operates 496 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores and 22 Rochester Big and Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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